MATRIX PHARMACEUTICAL, INC.
                               34700 Campus Drive
                           Fremont, California 94555



                                August 25, 1997




Michael D. Casey
51 Butternut Lane
Basking Ridge NJ 07920

PERSONAL AND CONFIDENTIAL


        RE:     Terms of Employment


Dear Michael:

        In accordance with our ongoing discussions, the following are the terms and conditions that we propose for your employment with Matrix Pharmaceutical, Inc. (the "Company"). If, after reviewing these terms and conditions, you feel that they are acceptable to you, please so indicate by executing a copy of this letter and returning same to us.


        Specifically, the various terms and conditions on which I believe we have reached agreement are as follows:

      Base  Salary: $400,000  per annum. This base  salary  will be  subject  to review twelve months from now and annually thereafter and shall be subject to adjustment at the sole discretion of the Board of Directors.

     Target Bonus:  You shall be eligible to receive a performance  based bonus, targeted at 35% of your base salary. The performance objectives shall be mutually acceptable to you and the Conpensation Committee of the Board of Directors and shall initially cover the objectives to be accomplished over fiscal year 1998 (beginning January 1, 1998). You shall also be eligible for a bonus of up to $50,OO0 at 6 months after your start date based upon certain mutually-agreed upon milestones.

   Sign-on Bonus:   $150,000 to replace bonus  compensation lost at Schein to be paid on your first day of employment with Matrix.


   Stock Options:   You shall be granted  options to acquire  550,000  shares of
                    Matrix Common Stock.  These options will be priced as of the date on which  you first  begin  rendering  services  to the
                    Company (which can be structured to be based upon an initial brief part-time
                    employment period,  i.e. thirty days, during which you would begin a  transition  process  but would not be  expected  to spend any significant time on Company matters).  The options will be priced to equal the closing  price of the  Company's stock on the start date of your part time employment,  would be  non-qualified  options for tax  purposes and would begin
                    their  vesting   effective   your  first  day  of  full-time
                    employment. If you desire to have a portion of the options, e.g. up to $100,000 in value structured as ISOs, those options would have to be priced at the closing price on the day you began full-time employment. All options will vest as follows: 110,000 on the first day of full-time employment, 110,000 to "cliff" vest one year later, remainder to vest ratably over 3 years on a monthly basis from cliff vesting date. No additional vesting during severance period.

   Second Option:   Immediately  following the Annual Meeting of Stockholders in
                    May 1998, you will receive a further option grant to purchase an additional 50,000 share of Common Stock which option shall be exercisable at the closing stock price on that date and shall vest ratably over a four year period.

      Relocation:   Relocation  package to cover all reasonable costs associated with the sale of your house in Basking  Ridge,  New  Jersey, and your subsequent  purchase of a primary  residence in the
                    Bay Area. These costs would include,  but not be limited to, the  transaction  costs  associated  with  the  sale of your present home (not  including  capital  gains,  if any),  the physical  move of your  personal  items,  transaction  costs associated with the purchase of a new residence,  reasonable costs  for  house-hunting  trips,  the  costs  of  temporary housing in the Bay Area  pending a purchase  of a house here and any other ancillary  items that are customarily  paid by the new employer. If needed to speed your transition process
                    to  full  time   employment   with  Matrix,   a  third-party
                    relocation  service  will  be  employed  by  Matrix  on your behalf.  In the event that your acquire a house here (rather than renting  temporary  housing as covered  above) prior to completing  the sale of your New Jersey  residence,  we will
                    cover  the  lower  of  the  two   houses'   mortgage   costs
                    (principal, interest and taxes) for a period not to exceed six months from the date of your employment. We will further take such actions as are necessary to make you whole with respect to any ordinary income tax effects of the foregoing items.

  Residence Loan:   We will  provide  you a residence  loan  (secured by the new property) in an amount of $500,000 (to help cover the spread between  the cost of the house  sold in New  Jersey  and the house purchased here in  California).  This loan will have a seven year term, be interest free (to the extent  secured as
                    stated   above  to   comply   with  IRS   requirements   for
                    interest-free  loans),  and shall be  forgiven at the end of
                    years  3  through  7  of  your   employment   (in   $100,000
                    increments). If you are  terminated  for "Cause" (as defined below) at any time the loan would  immediately  come due. If terminated  Without  Cause  the loan  would  come due on the earlier of a sale of the house or three years after the date of such termination.  Notwithstanding the foregoing,  if the
                    Company is acquired in a "Meaningful Acquisition" as defined below,  then the  outstanding  balance  of the loan shall be forgiven on the closing of such  transaction.  A "Meaningful
                    Acquisition"  shall mean any transaction in which there is a
                    "Change in Control"  (as  defined  below) of the Company and
                    (a) at least one of the following is true: (i) the price per share of the consideration  received by Matrix  stockholders is at least  equal to twice  the  average  trading  price of
                    Matrix's  Common  Stock  during  the  month  of  March  1998
                    (weighted for daily  volume);  (ii) the  transaction  is the result of an unsolicited
                    tender offer  regardless of price;  or (iii) the transaction occurs more than  twenty four months  after the date of your employment  by Matrix;  but (b) neither of the  following is true:  (i) in the case of any merger between the Company and another  entity;  you are  offered  the  position  of  Chief
                    Executive  Officer  (in  title  and  role) of the  successor entity (with  commensurate  compensation and duties to those set forth  herein) and this  residence  loan is assumed;  or
                    (ii) in the case of any  control-share  transaction in which less than  eighty  percent  (80%) of the Company is acquired with the acquiror having a contingent  option to acquire the
                    remainder  of  the  Company  later;   you  are  offered  the
                    opportunity to remain the Chief Executive Officer (in title and role) of the Company (with commensurate compensation and duties to those set forth herein) and this residence loan is assumed (provided, however, that any subsequent acquisition of the remainder of the Company shall itself be treated as a new Meaningful Acquisition). In addition, to assist in reducing your mortgage costs we will provide coverage of up to $25,000 to "buy down" the interest rate on your new mortgage (this sum is intended to cover the buy-down to approximately 6.75% on a five year fixed, therafter variable mortgage).

   Termnination
      w/o Cause:    The Company  shall have the right to terminate you from time to time and at any time with or Without Cause. If you are terminated without Cause, the Company will continue your compensation (including health and medical benefits) for a period of 12 months from the date of termination. Your then current base salary will be received without consulting duties. An amount equal to the prior year's actual bonus will be paid in exchange for reasonable but meaningful consulting assistance, if requested by the Company. In addition, if there is a termination Without Cause as a result of a Meaningful Acquisition (as defined above) then the foregoing amounts shall be doubled to 24 months.

   Automobile
    Allowance:      You will  receive an  automobile  allowance  that covers the cost of usage, gasoline, taxes, insurance and maintenance on an automobile having an approximate retail purchase value of $50,000.

Life Insurance:     We will  provide  you with term a life  insurance  policy of
                    $1,000,000.

        In addition, you will be appointed President and Chief Executive Officer of the Company as of your date of full time employment and will be asked to join the Board of Directors of the Company. Your duties shall include overseeing all corporate functions and directing the organization to ensure the attainment of the goals and objectives set forth from time to time by the Board of Directors.

        Your employment shall be conditioned upon your acceptance of the following:

        (1) That you agree to abide by the terms and conditions of the Company's standard Proprietary Information and Inventions Agreement between you and the Company. You would further agree that at all times both during your employment by the Company and after your termination, you will keep in confidence and trust, and will not use or disclose, except as directed by the Company, any confidential or proprietary information of the Company.

        (2) That you shall indemnify and hold the Company harmless against any liability, damage, claims, or suits and related costs and expenses that may arise directly or indirectly out of your termination of any prior employment relationship or agreement. Further, you represent that you have not entered into, and agrees not to enter into, any agreement in conflict with the terms of this Agreement or your employment with the Company.

        (3) You shall devote substantially all of your business time, attention, knowledge, skills and interests to the business of the Company and the Company shall be entitled to all of the benefits and profits rising from or incident to such work, services and advice.

        (4) During the term of this Agreement, you shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise without the prior consent of the Board of Directors.

        (5) During the term of this Agreement you shall not, directly or indirectly, engage or participate in any business that is in competition with the business of the Company.

        For purposes of this letter, certain defined terms shall have the meanings set forth below:

        "Without Cause" shall mean that Matrix has without "Cause," as defined below, and without your written consent: (i) terminated your services with the Company; (ii) materially reduced your job title, duties, and material responsibilities with Matrix; (iii) reduced your base salary by more than five percent; or (iv) required that you be based at a location more than 40 miles from the Company's present location.

        "Cause" shall mean misconduct, including but not limited to the following: (i) embezzlement, theft, misuse of confidential information or any other illegal or improper act by you against Matrix; (ii) conduct that constitutes a material breach of Matrix policy, after thirty (30) days' notice and failure to cure; (iii) unauthorized conduct that causes, or could potentially cause, harm to the health or safety of other Employees; and/or (iv) any other unauthorized conduct that causes, or could potentially cause, material harm to the business or reputation of Matrix, after thirty (30) days' notice and failure to cure.

        "Change of Control" solely for purposes of this Agreement shall mean any transaction or series of related transactions in which (i) substantially all of the assets of the Company are sold; or (ii) any merger, reorganization or acquisition in which the stockholders of the Company immediately prior to such transaction or series of related transactions hold less than 51% of the equity securities of the surviving entity (or any parent thereof) immediately after such transaction.

        We hope that these terms and conditions are acceptable to you. If they we, please so indicate by executing a copy of this letter and returning same to me via facsimile at my office (415) 496-2736. We eagerly await your acceptance and your ability to begin full-time employment with Matrix as soon as possible. We understand and acknowledge that you will need some time to initiate the transition process, but would like to include you in meetings of the Executive Committee of the Board as soon as possible and would expect you to begin full-time employment sometime in September. Please feel free to contact either Ed Luck or myself with any questions.


                                           Sincerely,



                                           /s/  J. Stephan Dolezalek
AGREED AND ACCEPTED:                            -----------------------
                                                J. Stephan Dolezalek
/s/  Michael D. Casey
     ------------------
     Michael D. Casey